Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ACCO BRANDS CORPORATION

ACCO Brands Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:         The name of the Corporation is ACCO Brands Corporation (hereinafter referred to as the “Corporation”).

SECOND:    The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the following sentence in the second paragraph of Article VII:

Successors of the directors whose terms expire at an annual meeting shall be elected by a plurality vote of all votes cast for the election of directors at such meeting.

THIRD:     Pursuant to a resolution of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH:     This Certificate of Amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Executed on this 21st day of May, 2019.

ACCO BRANDS CORPORATION

By:	/s/ Pamela R. Schneider
Name: Pamela R. Schneider
Title: Senior Vice President, General Counsel and Corporate Secretary